Execution Copy

SHARE PURCHASE AGREEMENT

by and between IQSTEL INC.,

and

YUKON RIVER HOLDINGS, LTD.

Dated as of January 19, 2024

Section 1. Definitions	1

Section 2. Purchase and Sale of the Shares	6
(a)	Basic Transaction	6
(b)	Non-Refundable Good Faith Deposit	6
(c)	Purchase Price	6
(d)	Security	7
(e)	Reserved iQSTEL Shares	7
(f)	Earn-Out Consideration	8
(g)	Shareholders' Agreement.	10
(h)	Closing	10
(i)	Deliveries at Closing	10

Section 3. Representations and Warranties Concerning Transaction	10

(a)	Seller's Representations and Warranties	10
(b)	Buyer's Representations and Warranties	12
Section 4. Representations and Warranties Concerning the Company	13

(a)	Organization, Qualification, and Corporate Power	13
(b)	Capitalization	13
(c)	Title to Assets	13
(d)	Financial Statements	14
(e)	Events Subsequent to Most Recent Fiscal Month End	14
(f)	Undisclosed Liabilities	16
(g)	Legal Compliance	16
(h)	Tax Matters	16
(i)	Intellectual Property	17
(j)	Tangible .Assets	17
(k)	Contracts	17
(l)	Accounts Receivable	17
(m)	Litigation	17
(n)	Employees	17
(o)	Disclosure	18

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(Continued)

(p)	No Other Representations and Warranties	18
Section 5. Pre-Closing Covenants	18

(a)	General	18
(b)	Notices and Consents	18
(c)	Operation of Business	18
(d)	Preservation of Business	19
(e)	Full Access	19
(f)	Notice of Developments	19
(g)	Exclusivity	19
(h)	Buyer Financing	19
(i)	Tax Matters	19
Section 6. Post-Closing Covenants	20

(a)	General	20
(b)	Litigation Support	20
Section 7. Conditions to Obligation to Close	20

(a)	Conditions to Buyer's Obligations	20
(b)	Conditions to Seller's Obligation	22
Section 8. Remedies for Breaches of This Agreement	23

(a)	Survival of Representations and Warranties	23
(b)	Indemnification Provisions for Buyer's Benefit.	23
(c)	Indemnification Provisions for Seller's Benefit	24
(d)	Matters involving Third Parties	24
(e)	Determination of Adverse Consequences	25
(f)	Indemnification Procedure	25
(g)	Limitation on Indemnification Obligations	26
(h)	Exclusive Remedy	26
Section 9. Termination	26

(a)	Termination of Agreement.	26
(b)	Effect of Termination	27
Section 10. General Provisions	27

(a)	Press Releases and Public Announcements	27
(b)	No Third-Party Beneficiaries	27

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{Continued)

(c)	Entire Agreement	27
(d)	Succession and Assignment.	27
(e)	Counterparts	28
(f)	Headings	28
(g)	Notices	28
(b)	Governing Law	29
(i)	Amendments and Waivers	29
(g)	Severability	29

(k)	Expenses	29
(1)	Construction	29
(m)	Incorporation of Exhibits, Annexes, and Schedules	29
(n)	Specific Performance	29
(o)	Submission to Jurisdiction	30
(p)	Governing Language	30

Exhibits, Annexes and Disclosure Schedules

Exhibit A	Promissory Note
Ex.hibitB	Share Pledge Agreement
Exhibit C	Shareholders' Agreement
ExhibitD	Financial Statements
Annex I	Exceptions to Seller's Representations and Warranties Concerning Transaction
Annex II	Exceptions to Buyer’s Representations and Warranties Concerning Transaction
Disclosure Schedules	Exceptions to Representations and Warranties Concerning the Company

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SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT ("Agreement'') is entered into as of January 19, 2024, by and between iQSTEL Inc., a Nevada corporation ("Buyer"), and Yukon River Holdings, Ltd,, a corporation formed under the laws of the British Virgin Islands ("Seller''). Buyer and Seller may hereinafter be referred to individually as a " ' and collectively as the "Parties."

Recitals

A.              Seller is the beneficial owner and holder of record of 18 ordinary A shares of £1.00 each and 82 ordinary B shares of £1.00 each of QXTEL LIMITED, a company incorporated in England and Wales with Company Number 03984645 whose registered office is at No. l Poultry, London, England EC2R 8EJ (the "Company"), which equals one hundred percent (100%) of the issued ordinary shares of the Company.

B.	The Company is in the telecommunications business (the ''Business").

C.                The ordinary A shares and ordinary B shares have the same rights, preferences and limitations between them.

D.               Seller desires to sell to Buyer, and Buyer desires to purchase and acquire from Seller fifty-one (51) ordinary B shares of the Company held in the name of Seller, which represents fifty one percent(51%) of the issued ordinary shares of the Company (collectively, the ''Shares") for the consideration and on the terms and conditions hereinafter set forth.

Operative Terms

In consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

Section l. Definitions..

"Additional iOSTEL Shares" has the meaning set forth in Section 2(e)(ii) below. ''Adverse Consequences" means all actions, suits, proceedings, hearings, investigations,

charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages,

dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, Liens, losses, expenses, and fees, including court costs and attorneys' fees and expenses.

"Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

''Agreement" has the meaning set forth in the preface above.

"Average Closing Sale Price" has the meaning set forth in Section 2(e)(i) below. "Brayfield Terrace" means Brayfield Terrace, Ltd., a corporation formed under the laws of the British Virgin Islands.

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"Brayfield Reserved Shares" has the meaning set forth in Section 2(e)(i) below.

"Business" has the meaning set forth in Recital B above.

"Business Day" means any day of the week other than a Saturday, a Sunday or any day when banks are closed in the City of Miami, Florida.

"Buyer" has the meaning set forth in the preface above.

"Buyer Financing" has the meaning set forth in Section. 5(h) below. "Claim" has the meaning set forth .in Section 8(f) below.

"Claim Certificate" has the meaning set forth in Section 8(f)(i) below.

"Closing" has the meaning set forth in Section 2(h) below.

"Closing Cash Payment" has the meaning set forth in Section 2(c)(ii) below.

"Closing Date" has the meaning set forth in Section 2(h) below.

"Code" means the Internal Revenue Code of 1986, as amended.

"Company" has the meaning set forth in the preface above.

"Company Intellectual Property" means all Intellectual Property consisting of patents, patent applications, trademark registrations, trademark applications, common-law trademarks, copyrights, copyright registrations and domain names that is both(i) used in the Business as of the date of this Agreement and (ii) owned by or licensed to the Company.

"Confidential Information" means any information concerning the businesses and affairs of the Company that is not already generally available to the public.

"Determination period" has the meaning set forth in Section 2(f)(i) below.

''Disclosure Schedules" has the meaning set forth in Section 4 below.

''Earn-Out Amount" means One Million and 00/100 Dollars (US $1,000,000.00).

"Earn-Out Payment'' has the meaning set forth in Section 2(f)(i) below.

"Earn-Out Report'' has the meaning set forth in Section 2(f)(iii) below. "Escrow Agent" has the meaning set forth in Section 2(b) below. "Exchange Notice'' has the meaning set forth in Section 2(c)(iii) below.

"Exchange Option" has the meaning set forth in Section 2(c)(iii) below.

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''FRS" means Financial Reporting Standards applicable in the United Kingdom and Republic of Ireland and the Companies Act 2006, in effect from time to time.

"HMRC" means the United Kingdom HM Revenue & Customs.

"Indemnification Deductible" has the meaning set forth in Section 8(g) below. "Indemnified Party'' has the meaning set forth in Section 8(d)(i) below. "Indemnifying Party" has the meaning set forth in Section 8(d)(i) below.

'Independent Accountant" has the meaning set forth in Section 2(f)(iv) below.

"Intellectual Property" means: (i) all trademarks (registered or unregistered), service marks, brand names, trade names, domain names, certification marks, trade dress, assumed names, other indications of origin and the goodwill associated therewith, and all registrations or applications for registration thereof in any jurisdiction, including any extension, modification or renewal of any such registration or application; (ii) all patents, patent applications, continuations, continuations-in-part, divisionals and foreign counterparts in any jurisdiction; (iii) all copyrights, database rights and moral rights in both published works and unpublished works,including all such rights in software, user and training manuals, marketing and promotional materials, internal reports, business plans and any other writings, expressions, mask works,: firmware and videos, whether copyrighted, copyrightable or not, and all registrations or applications for registration of copyrights thereof and any renewals or extensions thereof in any jurisdiction; (iv) all trade secrets and confidential information, and rights in any jurisdiction to limit the use or disclosure thereof by a third party, including such rights in inventions, discoveries and ideas, whether patented, patentable or not in any jurisdiction (and whether or not reduced to practice), know-how, customer lists, technical information, proprietary information, technologies, processes and formulae, software, data, plans, drawings and blue prints, whether tangible or intangible and whether stored, compiled, or memorialized physically, electronically, photographically or otherwise; and (v) any similar intellectual property or proprietary rights similar to any of the foregoing, licenses, immunities, covenants not to sue and the like relating to the foregoing, and any claims or causes of action arising out of or related to any infringement, misuse or misappropriation of any of the foregoing.

"Knowledge" means actual knowledge of Tolga Alemdar, Rami Herzallah, Fernando Diaz Romero or Gonzalo Henschien without inquiry.

"Liability" or "Liabilities" means any liability or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute, contingent or a contingency, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

"Lien" means any mortgage, pledge, lien, encumbrance, charge, ot other security interest.

"Material Adverse Effect" or "Material Adverse Change" means any change, event, effect or occurrence that has a materially adverse effect on the Business, results of operations, or financial condition of the Company taken as a whole; provided, however, that, none of the following, either alone or in combination, will constitute, or be considered in determining whether there has been, a

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Material Adverse Effect: any change, event, effect or occurrences arising out of, resulting from or related to (a) any change in the political, economic (including prevailing interest rates, exchange rates, commodity prices and fuel costs), business or regulatory conditions, (b) the economy or securities or financial markets in the United States or any foreign country, (c) earthquakes, hurricanes or other natural disasters, hostilities, acts of war or terrorism, (d) any failure, in and of itself, of the Business to meet any published or internally prepared projections, budgets, plans or forecasts of revenues, earnings or other financial performance measures or operating statistics (it being understood that the facts and circumstances underlying any such failure that are not otherwise excluded from the definition of a "Material Adverse Effect'' may be considered in determining whether there has been a Material Adverse Effect), (e) any changes, before or after the Closing Date, in applicable laws, FRS, or other accounting rules, (f) any action taken or failed to be taken pursuant to or in accordance with this Agreement or at the request of, or consented to by, Buyer, or (g) the execution or delivery of this Agreement, the consummation of the transactions contemplated by this Agreement or the public announcement or other publicity with respect to any of the foregoing.

"Most Recent Balance, Sheet" means the balance sheet contained within the Most Recent Financial Statements.

"Most Recent Financial Statements" has the meaning set forth in Section 4(d) below. "Most Recent Fiscal Month End" has the meaning set forth in Section 4(d) below.

"Net Income" means the gross revenues of the Company less all operating expenses, interest and taxes, as determined in accordance with FRS consistently applied and set forth in the 2024 audited financial statements of the Company.

"Non-Refundable Deposit" has the meaning set forth in Section 2(b) below.

"Objection Notice" has the meaning set forth in Section 2(f)(iii) below.

;'Ordinary Course of Business" means the ordinary course of business consistent "with past custom and practice (including with respect to quantity and frequency).

"OTC Markets" means the OTCQX, OTCQB and Pink markets.

"Party” or ''Parties" has the meaning set forth in the preface above.

"Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity, or a governmental entity (or any department, agency, or political subdivision thereof).

"Promissory Note'' has the meaning set forth in Section 2(c)(iii) below. “Purchase Price" has the meaning set forth in Section 2(c) below.

"Reserved iOSTEL Shares'' has the meaning set forth in Section 2(e)(i) below.

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"Securities Act" means the Securities Act of 1933, as amended.

"Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Seller" has the meaning set forth in the preface above.

"Share Pledge Agreement" has the meaning set forth in Section 2(d) below. "Shareholders' Agreement" has the meaning set forth in Section 2(g) below.

“Shares” has the meaning set forth in Recital C above.

"Tax” or ''Taxes" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

"Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

"Third-Party Claim" has the meaning set forth in Section 8(d)(i) below.

"Trading Day" means a day the applicable Trading Market is open for trading.

"Trading Market" means any of the following markets or exchanges on which the Buyer's common stock is listed or quoted for trading on the date in question: the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market or the OTC Markets (or any successors of the foregoing).

"Transaction Documents" means the Promissory Note, Pledge Agreement, Shareholders' Agreement and any other agreement or instrument executed by one or more Parties pursuant to this Agreement or to consummate the transactions contemplated hereby.

"Tme-Up Period" means a period of 360 days commencing on the Closing Date. "Valorex .Holdings" means Va1orex. Holdings, Inc., a Delaware corporation.

"Valorex Reserved Shares" has the meaning set forth in Section 2(e)(i) below.

"VWAP'' means, for any date, the price determined by the first of the following clauses that applies:(a) if the Buyer's common stock is then listed or quoted on a Trading Market, then the daily volume-weighted average price of such common stock for such date (or the nearest preceding date) on the Trading Market on which such common stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New

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York City time)), (b) if the OTC Markets is not a Trading Market, then the volume-weighted average price of the Buyer's common stock for such date (or the nearest preceding date) on the OTC Markets, or (c) if the Buyer's common stock is not then listed or quoted for trading on the OTC Markets and if prices for such common stock are then reported in the "Pink Sheets" published by Pink OTC Markets, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), then the most recent bid price per share of such common stock so reported.

Section 2. Purchase and Sale of the Shares.

(a)              Basic Transaction. On and subject to the terms and conditions of this Agreement, Buyer agrees to purchase from Seller, and Seller agree to sell to Buyer, the Shares for the consideration specified below in this Section 2.

(b)             Non-Refundable Good Faith Deposit. Upon the execution of this Agreement, Buyer agrees to deposit by wire transfer of immediately available funds into the trust account of The Corporate Law Firm (the "Escrow Agent") an amount equal to One Million Five Hundred Thousand Dollars and 00/100 (US $1,500,000.00)(the "Non-Refundable Deposit") to evidence Buyer’s good faith intention to purchase the Shares in accordance with the provisions hereof. Buyer acknowledges and agrees that (i) the Non-Refundable Deposit is non-refundable, and (ii) if (A) the Closing does not occur on or before April 30, 2024, or (B) Seller terminates this Agreement pursuant to Section 9(a)(iii) hereof, the Non-Refundable Deposit shall immediately be disbursed by the Escrow Agent to Seller without any Liability on the part of Seller therefor. At the Closing, the Non-Refundable Deposit shall be credited against the Purchase Price. Buyer further acknowledges and agrees that the Escrow Agent represents Seller in this transaction and waives any and all conflicts of interest.

(c)	Purchase Price. The aggregate purchase price for the Shares shall be US

$5,000,000.00 (the "Purchase Price"), payable at the Closing as follows:

(i)               Seller shall direct the Escrow Agent to disburse the Non-Refundable Deposit to one or more accounts specified by Seller;

(ii)             Buyer shall pay to Seller an amount equal to US $1,500,000.00 (the "Closing Cash Payment") by wire transfer of immediately available funds to the trust account of the Escrow Agent; and

(iii)	Buyer shall pay to Seller an amount equal to US $2,000,000.00 either

(A) in the form of a promissory note, a copy of which is attached hereto as Exhibit A (the “Promissory Note"), or (B) by the delivery of the Reserved iQSTEL Shares, in such amount as set forth in Section 2(e) hereof, to Seller's shareholders, Valorex Holdings and Brayfield Terrace, respectively. Buyer acknowledges and agrees that Seller shall be entitled to determine, in its sole and absolute discretion, the form of payment of the Purchase Price pursuant to this Section 2(c)(ii) and such determination shall be communicated to Buyer by written notice at least three (3) Business Days prior to the Closing; provided, however, notwithstanding anything contained in this Agreement or the Promissory Note to the contrary, if Seller chooses the Promissory Note as the form of payment as set forth in this Section 2(c)(ii), then Seller shall have the option, at its sole and absolute discretion, to exchange the Note after the Closing for the issuance of the Reserved iQSTEL Shares to

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Valorex Holdings and Brayfield as more fully set forth herein (the "Exchange Option"). If Seller desires to exercise the Exchange Option, Seller must provide to Buyer written notice of its election (the "Exchange Notice") at least ten (10) calendar days prior to the first payment due date set forth in Exhibit A of the Promissory Note. ff Seller fails to provide the Exchange Notice to Buyer as set forth herein, then the Exchange Option shall become null and void and the entire outstanding principal and interest due under the Promissory Note shall be paid by Buyer to Seller as set forth therein. If Seller exercises the Exchange Option and provides the Exchange Notice as set forth herein, then Seller shall assign and/or transfer the Promissory Note to Buyer in the form reasonably acceptable to Buyer and Buyer shall issue the VaJorex Reserved Shares to Valorex: Holdings and the Brayfield Reserved Shares to Brayfield within ten (10) Business Days thereafter.

(d)             Security. In the event Seller chooses the Promissory Note option as set forth in Section 2(c)(ii)above, the obligations of the Buyer under the Promissory Note shall be secured by a pledge of twenty-one (21) ordinary B shares of the Company held in Buyer's name, which equates to approximately 40% of the Shares, pursuant to and in accordance with a Share Pledge Agreement, the form of which is attached hereto as Exhibit B ("Share Pledge Agreement"). The Share Pledge Agreement will be executed by the Buyer and the Seller at the Closing.

(e)	Reserved iOSTEL Shares.

(i)               Reservation of Shares. Upon the execution of this Agreement, Buyer shall (i) cause its transfer agent to reserve number of shares of restricted common stock of Buyer, for the potential issuance thereof to Seller's shareholder and designee, Valorex Holdings, equal to a fraction, (x) the numerator of which is $1,702,400.00, and (y) the denominator of which is the product of (1) the average closing sale price of a share of restricted common stock of Buyer as quoted on the Trading Market for the five (5) consecutive Trading Days which immediately precede the date of this Agreement, as reported on the applicable Trading Market (the “Average Closing Sale Price"), and(2) eighty percent (80%) (the "Valorex Reserved Shares"), and (ii) cause its transfer agent to reserve a number of shares of restricted common stock of Buyer, for the potential issuance to Seller's shareholder and designee, Brayfield Terrace, equal to a fraction, (x) the numerator of which is $297,600.00, and (y) the denominator of which is the product of(]) the Average Closing Sale Price, and (2) eighty percent (80%) (the "Brayfield Reserved Shares"). No fractional shares of Buyer's common stock will be issued, it being understood that such fractional interest shall be rounded up to the nearest whole amount. The Valorex Reserved Shares and Brayfield Reserved Shares may be referred to herein as the "Reserved iOSTEL Shares.''

(ii)             True-Up. If, at any time during the True-Up Period, the VWAP of Buyer's restricted common stock on the Trading Market is lower than the Average Closing Sales Price of the Reserved iQSTEL Shares on a per share basis, then Seller shall have the tight to request upon the expiration of the True-Up Period that additional shares of Buyer's restricted common stock be issued to Valorex Holdings and Brayfield Terrace, in the same proportions as the Reserved iQSTEL Shares were issued to such parties as set forth in Section 2(e)(i) hereof (the "Additional iOSTELShares"). The number of Additional iQSTEL Shares to be issued shall be equal to the difference of (A) the number of shares of Buyer's restricted common stock calculated in the same manner as set forth in Section 2(e)(i) hereof;

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provided, however, that the denominator shall be equal to the product of (1) the VWAP of a share of restricted common stock of Buyer for the five (5) consecutive Trading Days commencing on the date two (2) consecutive Trading Days immediately preceding the date of the lowest VWAP of such shares of Buyer and ending on the date two (2) consecutive Trading Days immediately following the date of the lowest VWAP of such shares of Buyer, and(2) eighty percent(80%), and(8) the number of Reserved iQSTEL Shares. Seller's right to the Additional iQSTEL Shares under this Section 2(e)(ii) may be elected by Seller by providing to Buyer written notice of its election and may only be elected on a one-time basis. Buyer shall issue the Additional iQSTEL Shares to Valorex Holdings and Brayfield Terrace within ten(10) Business Days after receiving such notice. This provision will apply only in the case Seller has elected to be paid pursuant to Section 2(c)(iii)(B) hereof.

(iii)          Restricted Stock. Seller acknowledges and agrees that the Reserved iQSTEL Shares, the Additional iQSTEL Shares and any other shares of Buyer that are issued to Valorex Holdings and Brayfield Terrace in accordance with Section 2(c)(ii) hereof shall be restricted common stock and will have a six-month holding period under Rule 144 promulgated under the Securities Act that will be deemed to have commenced as of the date such shares are issued.

(f)	Earn-Out Consideration.

(i)               Earn-Out Payment For the period commencing on January 1, 2024 and ending December 31,2024 (the "Determination Period''), Seller may receive an earn-out payment ("Eam-Out Payment''), as additional consideration for the Shares, as set forth in Section 2(f)(ii) below.

(ii)	Earn-Out Payment Thresholds.
(A)	If the Company has positive Net Income of greater than US

$1,000,000 during the Determination Period, then Buyer shall pay to Seller an Earnout Payment equal to the Earnout Amount.

(B)            If the Company has positive Net Income equal to or greater than $750,000, but less than US $1,000,000, during the Determination Period, then Buyer shall pay to Seller an Earnout Payment equal to the amount of the Net Income.

(C)            If the Company has positive Net Income of less than $750,000 during the Determination Period, then Seller shall not be entitled to any Earnout Payment.

(iii)          Earn-Out Report. Within fifteen (15) days after the Company's 2024 audited financial statements have been prepared and issued by the Company's auditor, Seller will prepare and deliver to Buyer a report, (A) setting forth, in reasonable detail, (1) a computation of the Net Income during the Determination Period, and(B) the computation of the Earn-Out Payment as set forth herein, and (2) attaching a copy of the Company's 2024 audited .financial statements (the "Barn-Out Report"). The calculation of Net Income in the Earn-Out Report shall be consistent with the and the methodology used in the Financial Statements. Unless Buyer notifies Seller in writing, within thirty (30) days after receipt of the

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Earn-Out Report, that Buyer objects to the computation of Net Income set forth in the Earn Out Report (''Objection Notice"), the Earn-Out Report shall be deemed accepted by Buyer and Seller and will be binding and conclusive for all purposes of this Agreement. Buyer may make inquiries of Seller, its accountants, the Company’s accountants/auditor and appropriate employees regarding questions concerning or disagreements with the Earn-Out Report arising in the course of its review thereof, and Seller shall (i) use reasonable efforts to cause any such employees and accountants to cooperate with and respond to such inquiries in a timely manner, and (ii) promptly make available to Buyer all working papers used by Seller and/or the Company in preparing the Earn-Out Report and any supporting schedules or analyses, backup materials and books and records used by- Seller and/or the Company in preparing the Earn-Out Report.

(iv)           Dispute Resolution. If Buyer delivers an Objection Notice to Seller within thirty (30) days after Buyer's receipt of the Earn-Out Report, the Earn-Out Payment shall be determined by good faith negotiation between Buyer and Seller. If Buyer and Seller are unable to reach an agreement within thirty (30) days of Seller's receipt of the Objection Notice, Buyer and Seller shall submit the issues remaining in dispute to a nationally recognized independent accounting firm that has not provided services to Seller, Buyer, or their respective Affiliates in the past two (2) years that is mutually agreed to by Seller and Buyer (the "Independent Accountant") for resolution applying the principles, policies and practices set forth in this Section 2(t). If the Parties are unable to agree on an accounting firm within fifteen (15) days of the end of the foregoing thirty (30) day period, then Seller and Buyer shall each submit the name of an accounting firm that is nationally recognized in the United States and has not in the prior two years provided services to Seller, Buyer or their respective Affiliates, and one firm shall be selected by lot (i.e., at random) from these two firms to serve as the Independent Accountant. If issues are submitted to the Independent Accountant for resolution, (i) Buyer and Seller shall furnish or cause to be furnished to the Independent Accountant such work papers and other documents and information relating to the disputed issues as the Independent Accountant may request and are available to that party or its agents and shall be afforded the opportunity to present to the Independent Accountant any material relating to the disputed issues and to discuss the issues with the Independent Accountant (including explicitly providing such party's calculations underlying the Earn-Out Report); (ii) the determination by the Independent Accountant, as set forth in a notice to be delivered to both Buyer, on the one hand, and Seller, on the other hand, within sixty (60) days of the submission to the Independent Accountant of the issues remaining in dispute, shall be final, binding and conclusive on the as to the Earn-Out Payment that is payable to Seller; and (iii) the fees, costs and expenses of the Independent Accountant shall be allocated to and borne by Buyer or Seller, based on the inverse of the percentage that the Independent Accountant's determination (before such allocation) bears to the total amount of the total items in dispute as originally submitted to the Independent Accountant. For example, should the items in dispute total in amount to $1,000 and the Independent Accountant awards $600 in favor of the Seller's position, sixty percent (60%) of the costs of its review would be borne by Buyer and forty percent (40%) of the costs would be borne by Seller. Any amount payable by Seller shall first be paid by deduction from the Earn-Out Payment otherwise payable to Seller and any remaining portion due shall thereafter be payable by Seller no later than thirty (30) days following the issuance of such determination.

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(v)             Timing and Manner of Earn-Out Payment The Earn-Out Payment, if any, shall (i) be due and payable on the date ten (10) calendar days after the date the Earn Out Report becomes binding on the Parties pursuant to Sections 2(e)(tii) and (iv),provided, however, that if Buyer has not yet filed its Form 10-K for the fiscal year 2024, the Earn-Out Payment shall be paid within ten(10) calendar days after such Form 10-K is filed by Buyer, and (ii) be paid to Seller in in cash via a wire transfer of immediately available funds;

(vi)           Additional Purchase Price. The Parties acknowledge and agree that the Earn-Out Payment paid or delivered to Seller will be treated by the Parties as part of the Purchase P1ice under this Agreement and not as compensation for services to be rendered by the Seller or any of its Affiliates to the Company after the Closing Date.

(g)             Shareholders' Agreement. At the Closing, the Parties shall execute a shareholders' agreement, a copy of which is attached hereto as Exhibit C (the "Shareholders' Agreement").

(h)             Closing. The closing of the transactions contemplated by this Agreement (the "Closing'') shall take place at the offices of Seller's counsel, The Corporate Law Firm, 1000 W. McNab Road, Suite 172, Pompano Beach, Florida 33069 commencing at 10:00 a.m. Florida time on (i) the third Business Day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself, but subject to the fulfillment or waiver of such conditions) or (ii) such other date, time and place as Buyer and Seller shall agree in writing (the "Closing Date"); provided, however, that (A) under no circumstances shall the Closing shall take place after April 30, 2024, and(B) the Parties need not attend the Closing in person, and the delivery of all documents and funds as described in this Agreement may be handled by wire transfer and electronic mail or by facsimile transmission.

(i)               Deliveries at Closing. At the Closing, (i) Seller will deliver to Buyer the various certificates, instruments, and documents referred to in Section 7(a) below, (ii) Buyer will deliver to the Escrow Agent or Seller the various certificates, instruments, and documents referred to in Section 7(b) below, (iii) Seller will deliver to Buyer one or more share certificates representing all of the Shares, endorsed in blank or accompanied by duly executed assignment documents, (iv) the Escrow Agent will deliver the Non-Refundable Deposit to Seller, and (v) Buyer will deliver to the Escrow Agent or Seller the Closing Cash Payment and the Promissory Note, duly executed as applicable.

Section 3. Representations and Warranties Concerning Transaction.

(a)              Seller's Representations and Warranties. Seller represents and warrants to Buyer that the statements contained in this Section 3(a) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing (as though made then and as though the Closing were substituted for the date of this Agreement throughout this Section 3(a)) with respect to -itself, except as set forth in Annex I attached hereto.

(i)               Organization. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the British Virgin Islands.

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(ii)             Authorization of Transaction. Seller has full power and authority (including full corporate or other entity power and authority) to execute and deliver this Agreement and the Transaction Documents and to perform its obligations hereunder and thereunder. This Agreement constitutes, and the Transaction Documents will constitute, the valid and legally binding obligation of Seller, enforceable in accordance with its terms and conditions (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, or by principles governing the availability of equitable remedies). Except as set forth in Section 3(a)(iii) of the Annex I, Seller is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement. The execution, delivery, and performance of this Agreement and. the Transaction Documents have been duly authorized by Seller.

(iii)           Non-contravention. Neither the execution and delivery of this Agreement or the Transaction Documents, nor the consummation of the transactions contemplated hereby or thereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Seller is subject, (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in a:ny party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Seller is a party or by which they are bound or to which any of their assets are subject, or (C) result in the imposition or creation of a Lien upon or with respect to the Shares. Except as set forth in Section 3(a)(iii) of the Annex I, the Company does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

(iv)           Brokers' Fees. Seller has no Liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

(v)             Shares. Seller holds of record and owns beneficially the Shares, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Tax.es, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. Seller has full and unrestricted power to sell, assign and transfer the Shares to Buyer upon the terms and conditions set forth in this Agreement and, upon the Closing, Buyer will acquire good and assignable title to all of the Shares free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. Seller is not a party to any option, warrant, purchase right, or other contract or commitment (other than this Agreement) that could require Seller to sell, transfer, or otherwise dispose of any ordinary shares of the Company. Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any ordinary shares of the Company.

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(b)             Buyer's Representations and Warranties. Buyer represents and warrants to Seller that the statements contained in this Section 3(b) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing (as though made then and as of the Closing were substituted for the date of this Agreement throughout this Section 3(b)), except as set forth in Annex II attached hereto.

(i)               Organization. Buyer is a corporation duly organized, validly existing,. and iJ1 good standing under the laws of the State of Nevada.

(ii)             Authorization of Transaction. Buyer has full power and authority (including full corporate or other entity power and authority) to execute and deliver this Agreement and the Transaction Documents and to perform its obligations hereunder and thereunder. This Agreement constitutes, and the Transaction Documents will constitute, the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, or by principles governing the availability of equitable remedies). Except as set forth in Section 3(b)(ii) of Annex II, Buyer is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement. The execution, delivery, and performance of this Agreement and the Transaction Documents have been duly authorized by Buyer.

(iii)           Non-contravention. Neither the execution and delivery of this Agreement or the Transaction Documents, nor the consummation of the transactions contemplated hereby or thereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Buyer is subject or any provision of its charter, bylaws, or other governing documents, or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets are subject.

(iv)          Brokers' Fees. Buyer has no Liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Seller could become liable or obligated.

(v)             Investment. Buyer is not acquiring the Shares with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act. Buyer acknowledges and agrees that the Shares are not registered under the Securities Act and may not be sold without registration under the Securities Act or subject to an exemption from such registration and in compliance with applicable federal and state securities laws. Buyer has such knowledge and experience in financial and business matters that: (i) i.t is capable of evaluating the merits, risks and suitability of the transactions under this Agreement; (ii) it is relying exclusively on its own review and analysis of the representations and warranties set forth herein and the information with respect to the transactions under this

12

Agreement; (iii) it is able to bear the economic risks of the transactions under this Agreement and the determination of the Purchase Price hereunder; and (d) it is consummating the transactions contemplated hereby with a full understanding of all of the terms, conditions and risks with respect thereto and willingly assumes those terms, conditions and risks. Buyer acknowledges that it has been afforded: (x) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, Seller and representatives of the Company concerning the merits and risks of investing in and purchasing the Shares; (y) access to all information about the Company and its financial condition, results of operations, business, properties, management and prospects as Buyer has requested and sufficient to enable it to evaluate its investment; and (z) the opportunity to obtain such additional information that Seller possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment. Buyer acknowledges that Seller has not provided Buyer with any advice with respect to the Shares or made or makes any representation relating to the value of the Shares except to the extent specifically provided in this Agreement.

Section 4. Representations and Warranties Concerning the Company. Seller represents and warrants to Buyer that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing (as though made then and as though the Closing were substituted for the date of this Agreement throughout this Section 4), except as set forth in the disclosure schedules delivered by Seller to Buyer on the date hereof and initialed by the Parties (the "Disclosure Schedules''). The Disclosure Schedules will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 4.

(a)              Organization, Qualification, and Corporate Power. The Company is a corporation duly organized, validly existing, and in good standing under the laws of England and Wales. The Company has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

(b)              Capitalization. As of the date of this Agreement, the entire issued share capital of the Company is £100, divided in 18 ordinary A shares of £1.00 each and 82 ordinary B shares of£1.00 each, all of which ate held by Seller. All of the issued ordinary shares have been duly authorized, are validly issued, fully paid, and non-assessable, and are held of record by Seller. There are no issued ordinary shares o:(, or other equity or voting interest in, the Company. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of the Company.

(c)              Title to Assets. The Company has good and assignable title to, or a valid leasehold interest in, the properties and assets used by them, free and clear of all Liens, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet.

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(d)              Financial Statements. Attached hereto as Exhibit D are the following financial statements (collectively the "Financial Statements"): (i) audited balance sheets and statements of comprehensive income, changes in equity, and cash flow as of and for the fiscal years ended December 31, 2020, December 31, 2021 and December 31, 2022 for the Company; and (ii) unaudited balance sheets and statements of income, changes in equity, and cash flow (the "Most Recent Financial Statements") as of and for the six months ended June 30, 2023 (the "Most Recent Fiscal Month End) for the Company. Except as set forth on Section 4(d) of the Disclosure Schedules, each of the Financial Statements, including, in each case, any related notes: (i) is true, complete, and correct as of their respective dates, (ii) is in accordance with and supported by and consistent with the books and records of Company, (iii) is prepared in accordance with FRS consistently applied during the periods involved (except as otherwise disclosed in the notes thereto), and(iv) presents fairly the consolidated financial position and the consolidated results of operations, changes in: equity, and statements of cash flows of Company as of the dates and for the periods indicated subject, in the case of interim financial statements, to normal year-end adjustments.

(e)             Events Subsequent to Most Recent Fiscal Month End. Since the Most Recent Fiscal Month End, there has not been any Material Adverse Change. Without limiting the generality of the foregoing and except as set forth in Section 4(e) of the Disclosure Schedules, since the Most Recent Fiscal Month End:

(i)               the Company has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

(jj) the Company has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than $25,000 or outside the Ordinary Course of Business;

(iii)           no party (including the Company) has accelerated, terminated, modified, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $25,000 to which the Company is a party or by which it is bound;

(iv)           the Company has not imposed any Liens upon any of its assets, tangible or intangible;

(v)             the Company has not made any capital expenditure (or series of related capital expenditures) either involving more than $25,000 or outside the Ordinary Course of Business;

(vi) the Company has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions);

(vii)         the Company has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation;

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(viii)        the Company has not delayed or postponed the payment of accounts payable and other Liabilities;

(ix)            the Company has not cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) outside the Ordinary Course of Business;

(x)              the Company has not transferred,\ assigned, or granted any license or sublicense of any rights under or with respect to any Intellectual Property;

(xi)            there has been no change made or authorized in the charter or memorandum of association of the Company;

(xii)         the Company has not issued, sold, or otherwise disposed of any of its share capital, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its share capital;

(xiii)        except as otherwise set forth in Section 5(c) hereof, the Company has not declared, set aside, or paid any dividend or made any distribution with respect to its share capital (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its share capital;

(xiv)         the Company has not experienced any damage, destruction, or loss (whether or not covered by insurance) to its property;

(xv)          the Company has not made any loan to, or entered into any other transaction with, any of its directors, officers, employees and independent contractors outside the Ordinary Course of Business;

(xvi)        the Company has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

(xvii)      the Company has not granted any increase in the base compensation of any of its directors, officers, employees and independent contractors outside the Ordinary Course of Business;

(xviii)    the Company has not adopted, amended, modified, or terminated any bonus, profit sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, employees and independent contractors;

(xix)        the Company has not made any other change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business;

(xx)          the Company has not made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

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(xxi)         there has not been any other occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving the Company;

(xxii)       the Company has not discharged a material Liability or Lien outside the Ordinary Course of Business;

(xxiii) the Company has not made any loans or advances of money;

(xxiv)	the Company has not disclosed any Confidential Information; and
(xxv)	the Company has not committed to any of the foregoing.

(f)                Undisclosed Liabilities. The Company has no Liabilities, except for (i) Liabilities set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto),

(ii) Liabilities that have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law), and (iii) Liabilities set forth in Section 4(t) of the Disclosure Schedule.

(g)              Legal Compliance. The Company has complied with all applicable Jaws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, bearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.

(h)	Tax Matters.

(i)               The Company has filed all Tax Returns that i.t was required to file under applicable laws and regulations. All such Tax Returns were correct and complete in all respects and were prepared in compliance with all applicable laws and regulations. All Taxes due and owing by the Company or the Seller(whether or not shown on any Tax Return) have been paid The Company is not currently a beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that the Company or Seller is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company.

(ii)             Neither Seller nor any director or officer (or employee responsible for Tax matters) of the Company expect any authority to assess any additional Taxes for any period for which Tax Returns have been filed. No foreign., federal, state, or local tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to the Company. The Company has not received from any foreign, federal, state, or local taxing authority (including jurisdictions where the Company has not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against the Company.

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(iii)           The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(i)                Intellectual Property. All Company Intellectual Property is either owned by the Company, free and clear of all Liens, or is licensed to the Company. The Company has not received any notice of any possible infringement or other violation by the Company or any of its products or services. The Company is not violating or has not violated, and the conduct of the business of the Company as currently conducted, does not violate or infringe the rights of any Person in any Intellectual. Property.

(j)               Tangible Assets. The Company owns or leases an buildings, machinery, equipment, and other tangible assets necessary for the conduct of its business as presently conducted. Each such tangible asset is free from defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used.

(k)              Contracts. With respect to each contract the Company is a party to: (i) such contract is legal, valid, binding, enforceable, and in full force and effect; (ii) such contract will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (iii) no party is in breach or default, and no event has occurred that with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under such contract; and (D) no party has repudiated any provision of such contract.

(J) Accounts Receivable. Except as set forth in Section 4{1) of the Disclosure Schedules, all accounts receivable of the Company are reflected properly on its books and records, are valid receivables subject to no set offs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company.

(m)            Litigation. The Company (i) is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is not a party, or, to the Knowledge of Seller, is threatened to be made a party, to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator.

(n)	Employees.

(i)               None of the Company's employees are represented by a labor organization, trade union, works council or group, or other similar worker representative organization, and none the Company's employees is a signatory to a collective bargaining agreement with any trade union, labor organization or group, or any neutrality or recognition agreement, or any other type of agreement or arrangement with a labor organization, trade union, works council, or other worker representative body.

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(ii)             The Company has not engaged in any unfair labor practice. In the past three (3) years, there have been no material administrative charges, audits, investigations, reports, orders, or complaints pending or, to the Knowledge of Seller, threatened against the Company by or before any federal, foreign, state, or local court or governmental authority concerning the employment of any of its current or former employees, including alleged employment discrimination or any similar matters relating to employment or labor relations.

(iii)           The Company is in material compliance with all applicable laws relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes.

(o)              Disclosure. The representations and warranties contained in this Section 4 do not contain any materially untrue statement of a fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 4 not misleading.

(p)              No Other Representations and Warranties. Except for the representations and warranties contained in this Section 3(a) or this Section 4 or in any of the Transaction Documents, neither Seller nor its Affiliates make any other express or implied representation or warranty regarding the transactions contemplated hereby, and Seller and its Affiliates disclaim all liability and responsibility for any other representation, warranty, projection, forecast, statement, opinion, or information made, communicated, or furnished (orally or in writing) to Buyer or any of its Affiliates by Seller or its Affiliates.

Section 5. Pre-Closing Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing:

(a)              General Each of the Parties will use its reasonable best efforts to take all actions and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the Closing conditions set forth in Section 7 below).

(b)              Notices and Consents. The Company will (i) give, and Seller will cause the Company to give, any notices to third parties, and (ii) use, and Seller will cause the Company to use, its reasonable best efforts to obtain third-party consents, referred to in Section 3(a)(iii) above.

(c)              Operation of Business. The Company will not engage, nor will Seller cause or permit the Company to engage, in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, the Company will not (and Seller will not cause or permit the Company to) (i) declare, set aside, or pay any dividend or make any distribution with respect to its shares stock or redeem, purchase, or otherwise acquire any of its share capital; provided, however, Buyer acknowledges and agrees that the Company shall be entitled to declare and dividend out all cash of the Company to its sole shareholder (i.e., the Seller), except for an amount equal to US $650,000, which shall be retained by the Company for working capital purposes, or (ii) otherwise engage in any practice, take any action, or enter into any transaction of the sort described in Section 4(e) above.

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(d)              Preservation of Business. The Company will keep, and Seller will cause the Company to keep, its business and properties substantially intact, including its present operations, physical facilities, working conditions, insurance policies, and relationships with lessors, licensors, suppliers, customers, and employees.

(e)        Full Access. The Company will permit, and Seller will cause the Company to permit, representatives of Buyer (including legal counsel and accountants) to have full access, at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company, to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to the Company.

(f)               Notice of Developments. Seller will give prompt written notice of Buyer of any material adverse development causing a breach of any of the representations and warranties in Section 4 above. Each Party will give prompt written notice to the others of any material adverse development causing a breach of any of its own representations and warranties in Section 3 above. No disclosure by any Party pursuant to this Section 5(f), however, shall be deemed to amend or supplement Annex I, Annex II, or the Disclosure Schedules or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

(g)             Exclusivity. Seller will not (and Seller will not cause or permit the Company to) (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any share capital or other voting securities, or any substantial portion of the assets, of the Company (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. Seller will not vote its Shares in favor of any such acquisition. Seller will notify Buyer immediately in writing if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

(h)             Buyer Financing. The obligation of Buyer to close the transactions contemplated by this Agreement is contingent upon the closing of debt and/or equity financing of up to an additional $1,500,000.00 on terms reasonably satisfactory to Buyer (the "Buyer Financing"); provided, however, that Buyer acknowledges and agrees that if Buyer fails to obtain the necessary Buyer Financing to consummate the transactions contemplated by this Agreement by April 30, 2024, then the Escrow Agent shall disburse the Non-Refundable Deposit in its entirety to Seller upon termination of this Agreement. Without limiting the foregoing, so long as this Agreement remains in effect, Buyer, at its expense, shall use commercially reasonable efforts to obtain the Buyer Financing and to satisfy the closing condition set forth in Section 7(a)(vi). Buyer shall be responsible for any and all costs, fees or expenses arising out of the Buyer Financing.

(i)	Tax Matters.

(i)               On or prior to the Closing, Seller shall cause the Company to file a Form 8832, Entity Classification Election, with the United States Internal Revenue Service electing to be treated as a pass-through entity for United States Federal tax purposes with an effective date no later than one day prior to the Closing Date.

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(ii)            Buyer covenants and agrees not to make a Section 338(g) election with the Internal Revenue Service with respect to_, or as a result of, the transactions contemplated by this Agreement.

(iii)           Except as set forth in Section 5(h)(i) above, and in connection with or as result of such election set forth in Section 5(h)(i), without the prior written consent of Buyer, the Company shall not make or change any other election, change an annual accounting period, adopt or change any accounting method file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Company, surrender any right to claim a refund of Taxes, consent to an extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of the Company for any period ending after the Closing Date or decreasing any Tax attribute of the Company existing on the Closing Date.

Section 6. Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing:

(a)              General. In case at any time after the Closing any further actions are necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further actions (including the execution and delivery of such further instruments and documents) as any other Party may reasonably request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 8 below).

(b)              Litigation Support. Io the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge., complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement, or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Company, each of the other Parties will cooperate with each other, and their respective legal counsel, in the contest or defense, make available his or its personnel, and provide such testimony and access to his or its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 8 below).

Section 7. Conditions to Obligation to Close.

(a)              Conditions to Buyer's Obligations. Buyer's obligation to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i)               the representations and warranties set forth in Section 3(a) and Section 4 above shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing, except to the extent that such representations and warranties are qualified by the term "material," or contain terms such as "Material Adverse

20

Effect" or “Material Adverse Change," in which case such representations and warranties (as so written, including the term "material" or "Material") shall be true and correct in all respect<; at and as of the date of this Agreement and at and as of the Closing;

(ii)             Seller shall have performed and complied with all of its covenants hereunder in all material respects through the Closing, except to the extent that such covenants ate qualified by the tern, "material," or contain terms such as "Material Adverse Effect'' or ''Material Adverse Change/' in which case Seller shall have performed and complied with. all of such covenants (as so written, including the term "material" or "Material") in all respects through the Closing;

(iii.) Seller and the Company shall have procured all of the third-party consents specified in Section S(b) above; provided, however ,that Buyer agrees that if Seller and the Company shall have not procured all of the required third-party consents despite their good faith efforts to do so within thirty (30) days following the date of this Agreement, Buyer automatically waives, without any further action by any Party, this condition precedent in order to consummate the transactions contemplated hereby;

(iv)           no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) adversely affect the right of Buyer to own the Shares, or (D) adversely affect the right of the Company to own its assets and to operate its business (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(v)             Seller shall have delivered to Buyer a certificate to the effect that each of the conditions specified above in Section 7(a)(i)-(iv) is satisfied in all respects;

(vi)	Buyer shall have obtained the Buyer Financing;

(vii)         Seller shall have delivered an audited balance sheet and statements of comprehensive income, changes in equity, and cash flow of the Company as of and for the fiscal years ended December 31, 2021 and December 31, 2022;

(viii)       Seller shall have delivered to Buyer a certificate of good standing (or its equivalent) of the Company issued no earlier than 10 days before the Closing Date by the Companies House;

(ix)	Seller shall have executed and delivered the Shareholders' Agreement;

and

(x)	Seller shall have delivered to Buyer a stock transfer form in respect of the Shares, duly signed by Seller in favor of Buyer;

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(xi)           Seller shall have delivered to Buyer either a copy of the signed minutes of a board meeting of the Company or a copy of the unanimous written consent of the board of directors of the Company approving the registration of the transfer of the Shares, subject only to the transfer being duly stamped by HMRC at Buyer's cost; and

(xii)         Seller shall have delivered to Buyer the original share certificate(s) (or an indemnity in respect of any lost share certificate(s)) in respect of the Shares.

Buyer may waive any condition specified in this Section 7(a) if it executes a writing so stating at or prior to the Closing.

(b)             Conditions to Seller's Obligation. The obligation of Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i)                the representations and warranties set forth in Section 3(b) above shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing, the except to the extent that such representations and warranties are qualified by the term "material," or contain terms such as "Material Adverse Effect" or "Material Adverse Change," in which case such representations and warranties (as so written, including the term "material" or "Material") shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing;

(ii)             Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by the term "material;' or contain terms such as "Material Adverse Effect" or "Material Adverse Change," in which case Buyer shall have performed and complied with all of such covenants (as so written, including the term "material" or "Material") in all respects through the Closing;

(iii)           no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ru1ing, or charge shall be in effect);

(iv)            Buyer shall have delivered to the Escrow Agent or Seller a certificate to the effect that each of the conditions specified above in Section 7(b)(i)-(1ii) is satisfied in all respects;

(v)             Seller and the Company shall have procured all of the third-party consents specified in Section 5(b) above;

(vi)           Buyer shall have delivered to the Escrow Agent or Seller a certificate of good standing (or its equivalent) of Buyer issued no earlier than 10 days before the Closing Date by the Secretary of State of Nevada;

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(vii)          Buyer shall have delivered to the Escrow Agent or Seller the Closing Cash Payment;

(viii)        Buyer shall have executed and delivered the Escrow Agent or Seller the Promissory Note;

(ix)           Buyer shall have executed and delivered to the Escrow Agent or Seller the Share Pledge Agreement;

(x)              Buyer shall have executed and delivered to Escrow Agent or Seller the Shareholders' Agreement; and

(xi)            all actions to betaken by Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to Seller.

Seller may waive any condition specified in this Section 7(b) if they execute a writing so stating at or prior to the Closing.

Section 8. Remedies for Breaches of This Agreement.

(a)              Survival of Representations and Warranties. The representations and warranties of Seller contained in Section 3(a) and Section 4 above shall survive the Closing hereunder (even if Buyer knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect for a period of twelve (12) months thereafter; provided, however that the representations and warranties set forth in Section 3(a)(i)-(iii) and 4(a) shall survive indefinitely and the representations and warranties set forth in Section 4(h) shall survive for the applicable statute of limitations (after giving effect to any extensions or waivers) plus sixty(60) days. The representations and warranties of Buyer contained in Section 3(b) above shall survive the Closing hereunder (even if Seller knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect for a period of twelve (12) months thereafter; provided, however that the representations and warranties set forth in Section 3(b)(i)-(iii) shall survive indefinitely.

(b)	Indemnification Provisions for Buyer's Benefit.

(i)               In the event that Seller breaches any of its representations, warranties, and covenants contained herein and, provided that Buyer makes a written claim for indemnification against Seller pursuant to Section 10(g) below within the survival period (if there is an applicable survival period pursuant to Section 8(a) above), then Seller shall be obligated to indemnify and hold Buyer, and its employees, officers, directors, and agents (individually, a ''Buyer Indemnified Party" and collectively, the "Buyer Indemnified Parties") harmless from and against the entirety of any Adverse Consequences the Buyer Indemnified Parties suffer resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

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(ii)             Seller shall be obligated to indemnify and hold the Buyer Indemnified Parties harmless from and against the entirety of any Adverse Consequences the Buyer Indemnified Parties may suffer resulting from, arising out of, relating to, in the nature of, or caused by the following:

(A)            any Liability arising out of the ownership or operation of any of the assets or businesses of the Company prior to the Closing, except for (i) the Liabilities set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (ii) the Liabilities that have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law);

(B)            any successor liability attributable to the acts, omissions, business or operations of Seller, or any of their respective directors, officers, employees, agents or independent contractors, prior to the Closing; or

(C)             any lawsuit, claim, proceeding or investigation pending or threatened against Seller or the Company prior to the Closing.

(c)              Indemnification Provisions for Seller’s Benefit. In the event Buyer breaches any of its representations, warranties, and covenants contained herein and, provided that Seller makes a written claim for indemnification against Buyer pursuant to Section l0(g) below within such survival period (if there is an applicable survival period pursuant to Section 8(a) above), then Buyer shall indemnify and bold Seller and its employees, officers, directors, shareholder and agents harmless from and against the entirety of any Adverse Consequences suffers resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

(d)	Matters Involving Third Parties.

(i)               If any third party notifies any Party (tile "Indemnified Party") with respect to any matter (a "Third-Party Claim") that may give rise to a claim for indemnification against any other Party(the “Indemnifying Party") under this Section 8, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is thereby prejudiced.

(ii)              Any Indemnifying Party will have the right to defend the Indemnified Party against the Third-Party Claim with counsel of its choice satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within twenty (20) days after the Indemnified Party has given notice of the Third-Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Patty may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third-Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third-Party Claim

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and fulfill its indemnification obligations hereunder, (C) the Third-Party Claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Third-Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests or the reputation of the Indemnified Party, and (E) the Indemnifying Party conducts the defense of the Third-Party Claim actively and diligently.

(iii)          So long as the Indemnifying Party is conducting the defense of the Third-Party Claim in accordance with Section 8(d)(ii) above, (A)the indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third-Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld or delayed), and (C) the Indemnifying Party will not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld or delayed).

(iv)           In the event any of the conditions in Section 8(d)(ii) above is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment on or enter into any settlement with respect to, the Third-Party Claim in any manner it may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (B) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third-Party Claim (including attorneys' fees and expenses), and (C) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third-Party Claim to the fullest extent provided in this Section 8.

(e)              Determination of Adverse Consequences. All indemnification payments under this Section 8 shall be deemed adjustments to the Purchase Price.

(f)               Indemnification Procedure. Except for any Third-Party Claims, any claim for indemnification by an Indemnified Party under this Section 8 (a "Claim") shall be resolved in the manner set forth in this Section 8(t), as follows:

(i)               Promptly on becoming aware of any circumstances which have given or could give rise to a Claim, the Indemnified Party shall provide the Indemnifying Party with a certificate in writing (a ''Claim Certificate") setting forth in reasonable detail the basis of such Claim in respect of which payment pursuant to this Section 8 is then being sought and the amount to be paid in respect thereof

(ii)             Following receipt of the Claim Certificate, the Indemnifying Party shall have thirty (30) days to make such investigation of the Claim as is considered necessary or desirable. For the purpose of that investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied on by the Indemnified Party to substantiate the Claim, together with such information as the Indemnifying Party may reasonably request.

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(iii)           In the event the Indemnifying Party does not dispute a Claim within thirty(30) days after the delivery of the Claim Certificate, then the Claim will be deemed to be accepted by the Indemnifying Party.

(iv)           In the event the Indemnifying Party disputes all or a portion of a Claim and the Indemnified Party and the Indemnifying Party are unable to reach an agreement regarding within thirty (30) days after the Indemnifying Party's receipt of the Claim Certificate, then the Claim will be resolved by a court of competent jurisdiction as set forth in Section 11(p) below. In any proceeding, the court will take into consideration the amount of any limitations on indemnification set forth in this Section 8.

(g)              Limitations on Indemnification Obligations. Notwithstanding anything contained in this Agreement to the contrary, (i) Seller shall not be required to indemnify or hold harmless the Buyer Indemnified Parties pursuant to Section 8(b)(i) hereof unless and until the aggregate dollar amount of all Adverse Consequences of the Buyer Indemnified Parties under Section 8(b)(i) hereof exceeds One Hundred Thousand and 00/100 Dollars (US $100,000.00) (the "Indemnification Deductible"), in which event Seller shall be obligated to indemnify and hold the Buyer Indemnified Parties harmless from and against all such Adverse Consequences in excess of the Indemnification Deductible; and(ii) the total liability of Seller for Adverse Consequences under Section 8(b)(i) hereof shall not exceed One Million and 00/100 Dollars ($1,000,000.00),and(iii) the total Adverse Consequences of Seller under Sections 8(b)(ii) shall not exceed the Purchase Price; provided, that the limits imposed by this Section 8(g) shall not apply to any Adverse Consequences arising out of or in connection with any fraud.

(h)             Exclusive Remedy. With the exception of Claims based upon fraud or similar circumstances, from and after the Closing, the right of each Party to assert indemnification claims and receive indemnification payments pursuant to this Section 8 shall be the sole and exclusive remedy available to the Parties hereto for recoveries against another Party for breaches or failures to comply with or non-fulfillment of the representations, warranties, covenants and agreements in this Agreement or any Transaction Document; provided, however, that the Parties understand and agree that nothing in this Section 8(b) or elsewhere in this Agreement shall affect any Party's rights to specific performance or other equitable remedies with respect to the covenants to be performed after the Closing, referred to in this Agreement or any other Transaction Document.

Section 9. Termination.

(a)              Termination of Agreement. This Agreement may be terminated by the Parties only as provided below:

(j) Buyer and Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

(ii)             Buyer may terminate this Agreement by giving written notice to Seller at any time prior to the Closing (A) in the event Seller has breached any material representation, warranty, or covenant contained in this Agreement in any material respect

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Buyer has notified Seller of the breach with reasonable detail thereof, and the breach has continued without cure for a period of thirty (30) days after the notice of breach, or (B)if the Closing shall not have occurred on or before April 30, 2024, by reason of the failure of any condition precedent under Section 7(a) hereof (unless the failure results primarily from Buyer itself breaching any representation, warranty, or covenant contained in this Agreement);

(iii)           Seller may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing (A) i-n the event Buyer has breached any material representation, warranty, OT covenant contained in this Agreement in any material respect, Seller has notified Buyer of the breach with reasonable detail thereof, and the breach has continued without cure for a period of thirty (30) days after the notice of breach, or (B) if the Closing shall not have occurred on OT before April 30, 2024, by reason of the failure of any condition precedent under Section 7(b) hereof, including, without limitation, Buyer failing to deliver the Closing Cash Payment pursuant to Section 7{b)(vii) hereof (unless the failure of any condition precedent, other than Section 7(b)(vii) hereof, results primarily from Seller breaching any representation, warranty, or covenant contained in this Agreement); and

(iv)           Seller may terminate this Agreement by giving written notice to Buyer if the Non-Refundable Deposit is not received by the Escrow Agent in its trust account by 5:00pm, EST, Friday, January 19, 2024.

(b)           Effect of Termination. If any Party terminates this Agreement pursuant to Section 9(a) above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party, including, without limitation, any Liability to Buyer with respect to the Non-Refundable Deposit (except for any Liability of any Party then in breach); provided, however, that Sections l0(h), l0(k), 10(1) and 10(o) shall survive the termination of this Agreement.

Section 10. General Provisions.

(a)           Press Releases and Public Announcements. Neither Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party.

(b)              No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the various parties named in this Agreement and their respective successors and permitted assigns.

(c)           Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

(d)          Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. Except for the specific rights assigned by Seller to Valorex Holdings and Brayfield Terrace herein,

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no Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of Buyer and Seller.

(e)              Counterparts. This Agreement may be executed in one or more counterparts (including by means of PDF or facsimile), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(f)               Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(g)              Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) one (1) Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), (jii) one (1) Business Day after being sent to the recipient by electronic mail, or (iv) four

(4) Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

(i)	if to Seller, to:

Yukon River Holdings, Ltd. c/o Tolga Alemdar

2514 Hollywood Blvd., Suite 509

Hollywood, FL 33020 Email: xxxxxx@Qxtel.com

with a copy to:

The Corporate Law Firm McNab Executive Center

1000 W. McNab Rd., Suite 172 Pompano Beach, FL 33069 Attn: Stephen P. Johnson, Esq.

Email: xxxxxxx@tc-lf.com

(iii)       if to Buyer, to:

iQSTELInc.

300 Aragon Avenue, Suite 375 Coral Gables, FL 33134

Attn: Leandro Jose Iglesias, President & CEO Email: xxxxx@igstel.com

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

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(h)              Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Florida without giving effect to any choice or conflict of law provision or rule{whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida.

(i)               Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer, on the one hand, and Seller, on the other hand. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such default, misrepresentation, or breach of warranty or covenant.

(j)               Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(k)              Expenses. Each of the Buyer and Seller shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby; provided, however, that Seller shall also bear the costs and expenses of the Company (including all of its legal fees and expenses) in connection with this Agreement and the transactions contemplated hereby in the event that the transactions contemplated by this Agreement are consummated.

(1) Construction. The Parties have participated jointly -in the negotiation and drafting of this Agreement. Tn the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

(m)           Incorporation of Exhibits, Annexes, and Schedules. The Exhibits, Annexes, and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

(n)             Specific Performance. Each Party acknowledges and agrees that the other Parties would be damaged irreparably in the event any provision of this Agreement is not performed in accordance with its specific terms or otherwise is breached, so that a Party shall be entitled to

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injunctive relief to prevent breaches of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in addition to any other remedy to which such Party may be entitled, at law or in equity. In particular, the Parties acknowledge that the business of the Company is unique and recognize and affirm that in the event Seller breaches this Agreement, money damages would be inadequate and Buyer would have no adequate remedy at law, so that Buyer shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and the other Parties' obligations hereunder not only by action for damages but also by action for specific performance, injunctive, and/or other equitable relief.

(o) Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court sitting in Miami-Dade County, Florida, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each Party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Any Party may make service on any other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 10(g) above. Nothing in this Section 10(o), however, shall affect the right of any Party to serve legal process in any other manner permitted by law or at equity. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

(p) Governing Language. This Agreement has been negotiated and executed by the Parties in English. In the event any translation of this Agreement is prepared for convenience or any other purpose, the provisions of the English version sbal1 prevail.

[Signature Page Follows]

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Seller and Buyer have executed this Agreement as of the date first above written.

SELLER:

YUKON RIVER HOLDINGS LTD, a corporation formed under the laws of the British Virgin Islands

By: /s/ Tolga Alemdar
Name: Tolga Alemdar
Title: Director

BUYER:

IQSTEL INC., a Nevada corporation

By: /s/ Leandro Jose Iglesias
Name: Leandro Jose Iglesias
Title: Chief Executive Officer

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